CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-172870 on Form N-2 of our report dated December 20, 2011, relating to the financial statements and financial highlights of Eaton Vance Senior Floating-Rate Trust, appearing in the Annual Report on Form N-CSR of Eaton Vance Senior Floating-Rate Trust, for the year ended October 31, 2011, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus dated November 9, 2012, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information dated November 9, 2012, which are incorporated by reference in and are part of such registration statement.

/s/Deloitte & Touche LLP

Boston, Massachusetts
November 9, 2012